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On September 6, 2016, Danaher Corporation (“Danaher” or the “Company”) held an investor conference call to discuss the announcement of Danaher’s entry into a definitive merger agreement with Cepheid, pursuant to which Danaher has agreed to acquire all of the outstanding shares of Cepheid for $53.00 per share in cash. A transcript of the conference call is below.

Raw Transcript

06-Sep-2016

Danaher Corp. (DHR)

Acquisition of Cepheid by Danaher Corp. Call

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

CORPORATE PARTICIPANTS

Matthew E. Gugino	Daniel L. Comas
Vice President-Investor Relations, Danaher Corp.	Chief Financial Officer & Executive Vice President, Danaher Corp.

Thomas Patrick Joyce
President, Chief Executive Officer & Director, Danaher Corp.

OTHER PARTICIPANTS

Jeffrey Todd Sprague	Tycho W. Peterson
Analyst, Vertical Research Partners LLC	Analyst, JPMorgan Securities LLC

Ross Muken
Analyst, Evercore ISI

MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. My name is Wes, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Danaher Corporation Cepheid Acquisition Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. [Operator Instructions]

I will now turn the call over to Mr. Matt Gugino, Vice President of Investor Relations. Mr. Gugino, you may begin.

Matthew E. Gugino

Vice President-Investor Relations, Danaher Corp.

Thanks, West. Good morning, everyone, and thanks for joining us on the call. With us today are: Tom Joyce, our President and Chief Executive Officer; and Dan Comas, our Executive Vice President and Chief Financial Officer.

This call will be recorded and posted on the Danaher website, www.danaher.com, under the heading Investor Events and will remain on the website for one week. Any information required by SEC Regulation G relating to any non-GAAP financial measures provided during the call are also available on the Investors section of our public website.

During the call, we will make a forward-looking statements within the meaning of the federal securities laws including statements regarding events or developments that we believe or anticipate will or may occur in the future. These forward-looking statements are subject to a number of risks and uncertainties including those set forth in our SEC filings and actual results may differ materially from any forward-looking statements that we make today. These forward-looking statements speak only as of the date they are made, and except as required by law, we do not assume any obligation to update any forward-looking statements.

With that, I’d like to turn the call over to Tom.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Thomas Patrick Joyce

President, Chief Executive Officer & Director, Danaher Corp.

Thanks, Matt, and good morning, everyone. We are very pleased to announce that Danaher has entered into a definitive agreement to acquire all of the outstanding shares of Cepheid at a price of $53 per share in cash, representing a total consideration of approximately $4 billion.

Based in Sunnyvale, California, Cepheid produces molecular diagnostic systems and tests used primarily in clinical settings that are highly accurate, easy to use and fully integrated. Cepheid’s systems enable sophisticated tests that help clinicians diagnose and monitor numerous types of diseases such as hospital-acquired infections, tuberculosis, HIV, hepatitis and certain types of cancer. Led by its GeneXpert system, Cepheid has the largest global installed base of any molecular diagnostic platform. Importantly, it also has the broadest test menu available and delivers a system for institutions of any size and sophistication.

In 2015, Cepheid has generated revenues of approximately $539 million including double-digit organic revenue growth and gross margins in excess of 50%, reflecting the value that Cepheid’s high-quality differentiated products provide the customers. The company’s Razor Blade business model with more than 75% recurring revenues makes the company a great fit with the types of business model that Danaher has been strategically building over the last two decades.

Cepheid is an exceptional company and represents an important strategic addition not only to our diagnostics platform but to Danaher overall. There are a number of strategically compelling factors involved in our decision to acquire this wonderful company. First, Cepheid is a leading global player in the fast-growing highly attractive $6 billion molecular diagnostics market. The molecular market has several attractive long-term growth drivers and it’s still in the early innings of penetration into a range of clinical arenas, from large hospitals and reference labs to smaller hospitals and position office lab in various point of care settings. As care delivery networks continue to migrate closer to the patient, diagnostics platform such as Cepheid with a depth position to address these evolving needs.

In a way of background, molecular testing pulls the DNA of a target cell or virus to identify its existence and or to highlight a mutation. This means for example, a healthcare professional can determine if a patient has a specific disease or whether a tumor will respond to a certain drug.

It’s worth noting that DNA targets are expanding and changing all the time. Diagnosing the correct strain through molecular testing allows clinicians to respond with appropriate therapies that are tailored to the clinical condition.

While there are many other molecular platforms on the market, what we find so compelling about Cepheid’s platform is, one, its simplicity. Its instruments can be operated with minimal training. Two, its rapid time to result which is typically 30 to 90 minutes. Three, the ability of the instrument to accommodate over 20 different tests without any need to adjust or work with the instrument. And four, the ability to take the core instrument and scale it to any lab’s requirement.

Cepheid’s focus on growth through innovation has established the company as one of the leading brands in molecular diagnostic testing. Strategic investments in menu and platform extensions have contributed to one of the most comprehensive test menus on the market and Cepheid’s uniquely flexible technology makes it one of the simplest molecular diagnostic systems to operate.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Cepheid’s continuous innovation process focuses on ensuring that their global installed base of more than 10,000 instruments is able to take advantage of the development of new and advanced assays over time. Their systems can easily be reconfigured as the customers’ testing needs grow or change over time, and all of Cepheid’s platforms and tests use the same patented single-use cartridge format to accommodate a wide range of sample types.

Second, Cepheid represents a strategically important addition to Danaher’s existing diagnostic businesses, which includes Beckman Coulter Diagnostics, Leica Biosystems and Radiometer. As a leader in molecular testing, Cepheid brings a differentiated technology, large installed base and comprehensive test menu to our $5 billion diagnostics portfolio and further enhances Danaher’s position as one of the world’s leading providers of diagnostic solutions. Specifically, Cepheid will significantly accelerate our presence in molecular diagnostics, complementing our recently introduced Veris high-volume system creating a more comprehensive and enhanced products offering for our customers.

Our existing diagnostics businesses will benefit from Cepheid’s exceptional assay development capability, improved access to underpenetrated segments, like smaller and medium-sized hospitals, as well as the high growth point-of-care and oncology testing market. At the same time, Cepheid will benefit from Danaher’s broader suite of diagnostic testing offering and our effective, disciplined go-to-market strategy in regions around the world.

Our already well-established infrastructure and deep market visibility in high growth markets, one example being Danaher’s strong presence in China, will enable Cepheid and our diagnostics platform to accelerate growth. Cepheid is a highly complementary and strategic addition to our portfolio that will enable us to expand our capabilities across the platform and provide a more comprehensive suite of solutions to our customers. With the addition of Cepheid, we will further elevate our diagnostics portfolio as one of the leading players in this highly attractive market.

Finally, we see tremendous potential for the Danaher Business System to significantly improve Cepheid’s operational efficiency and profitability. The Cepheid leadership team is focused on execution. And with the power of DBS, we believe this combination will improve the business’ growth trajectory and profitability. Cepheid recently implemented a number of manufacturing cost-efficiency initiatives and the application of DBS tools can accelerate the impact on results, drive meaningful margin expansion.

In addition, DBS will help Cepheid accelerate their go-to-market initiatives. We have identified approximately $100 million of annual cost synergies and an additional $100 million of annual revenue synergies that we believe can be realized within the next five years. We look forward to building upon Cepheid’s industry-leading position and are confident that DBS will enhance the team’s success in the years to come. We expect to achieve high-single-digit return on invested capital in the fiscal year following close of the transaction, and increasing to double digits over time. In the first full year post-acquisition, we estimate Cepheid will be moderately dilutive to GAAP diluted net earnings per share and approximately $0.05 accretive to non-GAAP adjusted diluted net earnings per share. We anticipate accretion to grow to $0.30 in the fifth full year post-acquisition on a non-GAAP basis.

Before wrapping up, I’d like to take a moment to thank John Bishop, Cepheid’s CEO, and the rest of the Cepheid team. We’re very excited about the opportunity to work with this strong team, and we’re very pleased that the Cepheid board of directors has unanimously recommended this transaction.

I’ll now turn the call over to Dan to give you some additional details on the financial aspects of the transaction.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Daniel L. Comas

Chief Financial Officer & Executive Vice President, Danaher Corp.

Thanks, Tom, and good morning. Let me provide a little more background on the transaction and our offer. As we announced, we have agreed to acquire all the outstanding Cepheid shares for $53 per share in cash for a total purchase price of approximately $4 billion including assume debt and net of cash acquired. The transaction has been unanimously approved by the boards of both companies and will be subject to customary closing conditions including the approval of Cepheid’s shareholders and receipt of applicable regulatory approvals.

We anticipate completing the acquisition around the end of calendar year 2016 and expect to deal with Cepheid following the successful completion of the transaction. We expect upon this transaction with a mix of our available cash on hand and debt proceeds.

Unverified Participant

Thanks, Dan. West, we now like to open up the line for any question.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instruction] We’ll take the first question from Jeffrey Sprague at Vertical Research Partners.

Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

Good morning, everyone.

A

Good morning, Jeff.

Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

I guess, summer is over. I got three deals on the tape this morning. A
Welcome back.
Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

Yeah. No kidding. Congratulations. Hey, just a couple kind of financial-related questions if I could. First, the synergy number, 16% of sales certainly kind of strike as a big number. Obviously, you’re expecting the sales to grow, but do you view those synergies really coming out of the Danaher side also? Maybe just give us a little more color on what the opportunities are and how to kind of frame the magnitude.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

A

Sure, Jeff. As you point out, the $100 million is a year five number and that is likely off a much higher kind of revenue base. It is a combination of public company cost, G&A cost. I think there are cost within our existing business today, diagnostic platform, that we will not need to accelerate as much given some of the things they’re already doing on the Cepheid side. So, it’s a combination of kind of again the SG&A public company, but also some areas where, from a kind of combined basis, we’ll have to reduce the funding if they [indiscernible] (13:53) if they were doing – being done independently.

Thomas Joyce	A

And Jeff, I’d just add that the team of Cepheid is off to a good start. They’ve got a framework that they put together particularly around the gross margin improvement that they’ve been driving. And what – we’re confident that with the additional resources and capabilities that we can bring as a function of DBS that we can take that good start that the team has and continue to move that forward very effectively.

Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

Thanks. And actually, on that point, what is the gross margin you’re thinking about kind of being associated with that 20-plus OM margin rate?

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

Well, Jeff, they’re about 50% today. We would expect that would be much higher, probably north of 55% in time and maybe even higher, particularly as the consumable business gets to be in the bigger piece of the overall pie.

Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

And then, just lastly, so this – the dollars are always fungible, right, but this puts the [indiscernible] (15:01) dividend to work and a little bit of other cash that you had available. How do we think about your appetite to do other things here in the next 6 or 12 months and what the pipeline looks like?

Thomas Joyce	A

Jeff, we think we’re in a very good position. As you’ve heard Dan note, a number of times recently, the team and Paul has done an exceptional job to this point. And Dan and the team have worked our – the debt that we were carrying down substantially since that transaction. We believe that going forward, our bias certainly on the back of this transaction will be towards small and small and midsized bolt-on acquisitions. There’s probably still $1 billion worth of flexibility out over the next year, but to buy obviously the smaller deals. We have plenty to do, as you can imagine, from an execution standpoint. We’re thrilled with the start that we’ve had. Paul, the team is executing in an exceptional way. We’ll have plenty to do at Cepheid to continue to improve this wonderful business. But – so I think the focus will really be on execution, and the buyouts will remain towards small bolt-on acquisitions.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Jeffrey Todd Sprague	Q
Analyst, Vertical Research Partners LLC

Great. Thank you very much. Good luck.

Thomas Joyce	A

Thanks, Jeff.

Operator: [Operator Instructions] The next question comes from Ross Muken at Evercore.

Ross Muken	Q
Analyst, Evercore ISI

Good morning, guys.

Thomas Joyce	A

Good morning, Ross.

Ross Muken	Q
Analyst, Evercore ISI

So, curious to your thoughts on some of the bigger, longer-term opportunities for Cepheid. Obviously, they were entering the oncology market that was sort of a new endeavor for them. Curious your thoughts there. And then talk about the omni-launch that the big new market in terms of point of care, you have maybe a different look at, and just curious to how you’re thinking about those rather new opportunities in the context of one, the synergy, and two, just the overall top line growth rate.

Thomas Joyce	A

Sure. Thanks, Ross. You’re absolutely right that there have been ongoing investments at Cepheid around the new platform of omni and oncology. I’ll come back to those in just a minute. I think it’s important to recognize that this is a double-digit growth business today, longer before we get to realize the opportunities of those longer-term investments.

While we’ve seen the core hospital-acquired infection business, be a steady grower, we see the closer end, the more near-term investments in sexual health in urology, clearly, being good growth drivers in the near to midterm. Beyond those, I think beyond this launch which you’ll see in 2017 as Cepheid has commented, is a tremendous opportunity relative to what I mentioned earlier around the shift in the care delivery networks.

As care move closer and closer to the patient, smaller footprint easy to use essentially one step analytic is really going to be critical and the only investment in that new architecture is going to be key to realizing that opportunity. Oncology is more an investment around the assay development. It’s a little bit further out except it is commented and both of those we think, whole terrific opportunities for great returns in the out years.

Those are not modeled in as significant near term growth opportunities but I would say in the out years of model, they will be material.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Ross Muken	Q
Analyst, Evercore ISI

Great and maybe you’ve mentioned they were already underway on some of their own manufacturing oriented upgrades and they had some benefits from royalty and a few other things. Now talk to me about, how DBS you see as being applied here and is this sort of a traditional data or deal in the context that the real margin levers for Cepheid are sort of GM and G&A and then accelerating the top line and that’s kind of what it is tracking here because I think the big question from those folks is whether you can get that GM above 55.

A

Sure . Well, clearly you’ve heard those if you have followed the commentary around the gross margin initiatives are familiar with what they’re doing relative to enzyme sourcing. That is a key element of the improvements in the near term. We reviewed those initiatives, and relatively your question about DBS, improvements around purchase price variance the way we leverage material cost and sourcing across our businesses, manufacturing efficiencies that are clearly driven by DBS on the shop floor, all of those will certainly contribute. You’ve seen as do that in a number of different businesses, not unlike this business.

So, we’re confident in those gross margin improvement both those that are in process, as well as those that we can take to a new level through the application of DBS. I think key beyond the gross margin though is taking out the public company cost, the back-office cost, and looking for the sales and marketing and G&A efficiencies that we normally do in situations like this. So, I think a combination of those gross margin improvements helped by DBS, as well as the addition operating efficiencies, is going to get us to those operating margin target confidently.

Ross Muken	Q
Analyst, Evercore ISI

Great.

Thomas Joyce	A

One – maybe just one quick reference point, Ross, on that just by way of a bit of history. You probably remember this, others will. But a number of years ago, we did an acquisition of a similar company albeit a smaller size in Vision BioSystems. That was a business that we paid 5 times revenue for. It was breakeven at that time. Lots of gross margin opportunities there. Had tough return metrics at the outset. Today, that business is an $800 million business doing 20% operating margin and a leader in its market.

So, there’s a clear analogy here to another diagnostic business where we’ve achieved the same types of improvement, albeit smaller business but the same type of opportunity.

Ross Muken	Q
Analyst, Evercore ISI

Excellent.

Thomas Joyce	A

Thanks, Ross.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Operator: The next question comes from Tycho Peterson at JPMorgan.

Tycho W. Peterson	Q
Analyst, JPMorgan Securities LLC

Thanks. Good morning. Tom, given your own molecular efforts with VERIS, I’m wondering if you could talk a little bit about how you see that playing out going forward vis-à-vis Infinity, Cepheid’s own high-throughput product and how quickly do you think you can kind of [indiscernible] (22:14) over to the VERIS platform from some of Cepheid’s [indiscernible] (22:18)?

Thomas Joyce	A

Sure. So, what Tycho referenced is just for those on the call who may not be as familiar, there’s been an ongoing organic investment at Beckman Coulter Diagnostics that has now culminated in the launch of a high-volume molecular platform in Europe called VERIS. We’ve been verys pleased with the launch of VERIS. We’ve seen good traction and great opportunities for continued growth, albeit just in the European market at the moment.

We see the Cepheid architecture as being very complementary to VERIS. VERIS was designed specifically for the very large high-volume environments that are more typical of the Beckman Coulter customer base. So, we’re talking about environments where test volumes are 20,000, 30,000 or even as much as 40,000 tests a year.

In the case of the Cepheid architecture and Tycho’s specific question referencing the Infinity platform, what makes Cepheid really unique is that it has a modular architecture that allows a facility to scale up from a very small number of tests per day, per week or per month up to a very large number of tests. And at the highest end, that would be the Infinity 80 architecture. Tycho, we still see that as highly complementary because that would probably still fit at levels underneath Veris, but I think largely those architectures will be targeting different customer sets. Customers that would be moving up in volume would be more likely to be a Cepheid customer. Customers who are already in large-buying environments are more likely to be the Veris customer.

Relative to menu portability, clearly there is an opportunity at Beckman Coulter to leverage some of the exceptional assay development capabilities that exist at Cepheid. And we plan to do that, we have to be selective about which of those we pour over. Obviously, with different architecture, it’s not necessarily a simple and straightforward thing to port menu over, but that assay development capability and the core assay elements is clearly going to be beneficial to Beckman and we expect we’ll accelerate the ability for us to expand menu on Veris over time.

Tycho W. Peterson	Q
Analyst, JPMorgan Securities LLC

And then if I can just ask a follow-up to the question Ross asked earlier on the pipeline. I mean, are you still committing to kind of the timelines they’ve laid out around some of the oncology milestones, or should we think about you guys going in and kind of re-evaluating a lot of that spend and maybe pushing off some of those launches?

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Thomas Joyce	A

We’ll be taking a hard look at that, Tycho. Obviously, we want to make sure that the nearer term road map is well-staffed, well-resource. The assays around sexual health and around virology, obviously we have terrific opportunities. And so, we’ll be taking a hard look at the roadmap and looking at those milestones, I think Cepheid has a pretty disciplined process for establishing those priorities and those milestones may very well be the appropriate ones, but we’ll certainly take our time in making sure that we’ve got the resources aligned appropriately with those timelines.

Tycho W. Peterson	Q
Analyst, JPMorgan Securities LLC

Okay. And then just one last one, can you comment on emerging markets? They had an initiative there that had some decent traction and you’ve obviously got a big footprint with Beckman in places like China. Can you maybe just talk about how you see that opportunity?

Thomas Joyce	A

Yeah. Absolutely. And thanks for the question because that is a terrific opportunity and really one of the terrific situations that we have in terms of leveraging what today is a $1.5 billion position that we have in our Diagnostics businesses in high-growth markets and leveraging that infrastructure in the interest of bringing Cepheid’s go-to-market capabilities up to a much higher level.

Cepheid today has less than 10% of its revenue in those high-growth markets. And with the opportunity we have of using the infrastructure of our current Diagnostics platform in places like China, in Brazil, in India, in other high-growth markets, I think we have a terrific opportunity to take the Cepheid go-to-market up to a very different place in a short period of time.

Tycho W. Peterson	Q
Analyst, JPMorgan Securities LLC

Okay. Thank you.

Thomas Joyce	A

Thanks, Tycho.

Operator: We’ll go next to Isaac Ro with Goldman Sachs.

Isaac Ro	Q

Good morning, guys. Thank you.

Thomas Joyce	A

Good morning, Isaac.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Isaac Ro	Q

Interested in – hi. Just interested in getting a better sense of how you guys breakdown the revenue synergies of that $100 million in year five. Can you talk a little bit about where – you mentioned in the press release some of the channels where your existing Diagnostics franchise has perhaps greater rich than Cepheid did. Is there maybe one or two that standout as the biggest near-term focus?

Thomas Joyce	A

Sure. Let me highlight a few of those. Thanks for the question, Isaac. If you think about our diagnostic platform today, let’s start with the largest position we have which is our core lab revenue which is largely the Beckman revenue. We do about $2.5 billion in core labs today. And those are obviously skewed towards larger healthcare facilities.

So, there’s a tremendous installed base we have there today and a field sales force of over 3,000 folks globally. Sales rep, application people, service engineers, all of which who present the opportunities to create some leverage for Cepheid’s growth in that market.

If you then turn to our position in microbiology, largely on the back of the acquisition we did of the MicroScan business from Siemens. We do about $200 million to the microbiology lab today and many of Cepheid’s infectious disease assays are converting, as you know well, from culture to molecular. We have an installed base of over 6,000 instruments in that market and a field sales force of over 250 folks.

And then, finally, if you think about our critical care position with Radiometer of over $500 million in revenue into the critical care market, it was an orientation to the point-of-care and the emergency room at about $125 million, and you see a number of Cepheid’s assays moving to rapid diagnostics in urgent clinical situations.

And so, I think those are three examples where you look at our core business of creating leverage for Cepheid. I go back then and just obviously add to that the point I just made relative Tycho’s question that that position that we have in high-growth markets with our $1.5 billion position in those high-growth markets is really a significant opportunity to leverage. So, I think we feel very good about those commercial synergies.

One last point maybe to go in the other direction. You think about where Cepheid plays today. They’re largely oriented towards the small and mid-size hospitals. And are beginning that initiative towards the point of care. That’s obviously a unique opportunity that Cepheid brings to our diagnostic platform to create a higher level of market visibility in those smaller environments and that we intend to leverage that to real benefits that Cepheid brings to our business today.

Isaac Ro	Q

Great. That’s helpful. And just a follow-up, I think Cepheid in recent quarters did have some good success, actually placing their instruments in large national reference labs which is not their traditional wheelhouse as you pointed out even pretty good in the point of care. But they didn’t – making some headway in terms of the central lab facilities and I’m curious as you compare sort of the trajectory they have there in that market versus where you are with Veris, how do you balance your investment and focus in molecular? It seems like you have maybe a little bit of a near-term opportunity to penetrate central labs if you’re successful at the Cepheid platform. Would that maybe come as a priority over the – where you want with Veris since it’s going to be a couple of years till you have that in the U.S. market?

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Thomas Joyce	A

Well, that’s a great point. The last point you made really is the key there. Today, we’re only cleared under CE mark with the Veris platform in Europe with the work still to be done around the clinical work as well as the FDA clearance in the U.S. for Veris and to those high volume environment with a tremendous complementarity that we have at the moment in terms of being able to address those high volume environment with one platform in the case of Cepheid in the U.S. with the Veris platform in Europe. Cepheid, interestingly enough, on the other side of the coin, is fairly underpenetrated in Europe today. And as a result of that, I think, we have sort of two levers to pull depending on whether a lab is looking to scale up over time or whether or not they already have the volume that would support Veris initially.

Isaac Ro	Q

Got it. Thank so much, guys.

Thomas Joyce	A

Thanks, Isaac.

Operator: The next question comes from Doug Schenkel at Cowen and Company.

Doug Schenkel	Q

Hey. Good morning and thanks for taking my questions.

A

Hey, Doug. How are you doing?

Doug Schenkel	Q

So, in our existing model, when we go out five years, we had Cepheid growing sales 10% or so, with operating margin, just above 20%. And I think we’re in line to maybe a bit below consensus. The point is that, if anything, we’re on the conservative side relative to the street. You talked about $100 million in revenue synergies and another $100 million in cost synergies, I believe, in your prepared remarks. If we take our forecast and layer in those synergies, we get a lot more than $0.30 on accretion. I guess, the questions are really just getting at trying to understand what is the disconnect between our model, I guess, the street models and the synergy targets?

And more specifically, could you just talk a little bit about what revenue growth rate you’ve assumed in there? And on the gross margin line, you mentioned getting gross margin above 55% over time from around 50% today in response the first question. That seems impressive on the surface, but it’s worth noting that Cepheid was

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

targeting 56% to 58% for 2017. So, again, I’m just trying to get at, what’s the difference between what we were modeling and why we’re not getting more accretion when we layer in the synergies that you talked about in year five?

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

This is Dan. Part of that would be maybe go back and try to build up. I think, our assumption around the core growth in the business before any synergies would probably be pretty close to your model, which will be slightly below probably where the street numbers are, which we call it, kind of call at 10%. Add in a $100 million revenue synergies, maybe that gives you the compound, kind of a low team numbers.

If you layer in, you consider 30%, 40% kind of fall-through on the revenue synergies at $100 million of cost, you put it into your model. you’ll probably get to a higher number. I think in part, if we get to those sort of numbers, part of that benefit as we’ve done in both of our other acquisitions would put some of those additional savings back into the business.

So, one of the disconnect would be – your numbers could be – actually your model with our synergy is kind of, probably pretty close the way we’ve looked at this overall, but we have some of that going back into additional funding in places in R&D into high growth market, kind of go-to market, as well.

Doug Schenkel	Q

Okay. That’s helpful. I guess a different question, a follow-up but unrelated. You mentioned in one of your earlier releases this morning that Cepheid will operate independently within diagnostics, but over the course of this call, you’ve talked about the opportunity for commercial efficiencies, potential menu portability, and an opportunity for complementary positioning of Beckman and Cepheid products in the field.

The products are arguably different and Beckman and Cepheid had pretty different touch points as I think you guys have acknowledged over the course of this call. Beckman being a lot more high volume and centralized, while Cepheid has been relatively lower volume and decentralized.

Maybe you could just provide a little bit more detail on kind of the observations on making and at least on the surface, they’re a little bit contradictory, so yeah, I guess we’re just trying to understand how you’re going to integrate to take advantage of these opportunities you’ve talked about and at the same time have Cepheid operate independently. And with the overlap in products overtime, assuming there’s no change in Beckman development plans, how you manage risk of any molecular [ph] dis-synergies (35:41)? Thank you.

Thomas Joyce	A

Thanks very much, Doug. Doug, I think what we’re talking about here is very consistent with the way we’ve operated, not only our diagnostic platform over the last number of years, but really each of the five platforms that are part of Danaher today. The Danaher operating model has always been operating company centric.

When we talk about setting up a business like Cepheid with a great deal of autonomy, that’s very consistent with the way we’ve set up each one of our businesses in each platform. At the same time, however, because we’re organized in a platform structure, we facilitated opportunities and built a culture where businesses work together and help one another starting with things like market visibility going to lead sharing and, in certain and appropriate situations, bringing combinations of products together for the highest level of value proposition to customers.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

And I think it’s unique in the Danaher culture relative to other businesses where we are able to have the customer focus and the market focus that’s associated with autonomous business structures and facilitate the kinds of commercial collaboration that’s necessary to get the best out of our businesses for the benefit of customers.

So, again, I think what you’ve heard from us today is very consistent the way we’ve operated the platform in the past. And we’re confident that that will continue in the structures that I discussed today between Cepheid and a number of our other Dx businesses.

Doug Schenkel	Q

Okay. Actually, sorry, one real last quick one. Just going back to my first question. I mentioned the Cepheid financial target for 2017 of 56% to 58% for 2017 gross margin. Yeah. There was an earlier question about how we should think about Cepheid’s previously articulated timelines for their pipeline. I guess a similar question on Cepheid financial targets, should that 2017 56% to 58% gross margin target as an example, no longer be viewed as relevant? Should we assume that you are taking a look at everything and reevaluating all of these and to the extent that there are changes that you want to share you will share them over time?

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

I think that’s a fair way to look at. We’re quite comfortable. You’ll both see a nice step up in gross margin next year, but we’ll be talking over a multi-year period.

Doug Schenkel	Q

Okay. Thanks again, guys.

Thomas Joyce	A

Thanks, Doug.

Operator: The next question comes from Derik De Bruin of Bank of America, Merrill Lynch.

Derik De Bruin	Q

Hi. Good morning. So...

Thomas Joyce	A

Hi, Derik.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Derik De Bruin	Q

Having covered Cepheid for a long time, one of the controversies that’s sort of been (38:35) on the stock was the question about the changes in competitive landscape and that when they first introduced the GeneXpert back in 2006, it was novel from sort of the sample that answer standpoint and there is been a lot of new product development amongst the competitive world lately. Since then, there are sort of emulating what Cepheid has done. I guess, could you sort of talk about how you see the competitive landscape at the moment? And I guess sort of your confidence in that the Cepheid platform is something that you’re going to be able to continue to scale and sort of to deliver on it. And this sort of goes at Doug’s question on being able to lower the cartridge cost enough to make it competitive in some of these in these newer platforms when the (39:18) competition comes out?

Thomas Joyce	A

Sure. Yeah. Thanks, Derik. I think you’d have to start with the first-mover advantage that Cepheid is clearly established that would add to that, the unique nature of the GeneXpert System in terms of its architecture, both from the standpoint of its ease of use associated with a single cartridge type for each assay. But in particular then, its scalability, the ability for it to scale module by module up from a small volume attached to a large volumes of test onto the Infinity.

So, I think that first-mover advantage both in terms of architecture for scalability, ease of use, and then the excessive nature of the menu really puts them in a position of having an installed-based that we can build upon. Now, with the extension of the menu around, as I mentioned, sexual health and virology and ultimately onto oncology, combined with the opportunity to ship with the care delivery networks with Omni into a more near-patient environment, gives us the confidence that despite the fact that there’s a lot going on in this market, that there’s a lot of investment going on, admittedly amongst much smaller companies in most cases that this is a very sustainable and highly differentiated position in the market.

Clearly the work they’ve done on the cartridge cost at this point and that which will continue over the next couple of years will improve the cost positioning and obviously that’s going to continue to be important as molecular diagnostics continues to become a more highly used analytical modality. So, I think you combine all those things, Derik, and we feel very good about the sustainability of this position despite all that’s going on in the market.

Derik De Bruin	Q

And just one final follow-up question. One of the things you are working with HoneyComb which is sort of their multiplex cartridge, where does sort of that stand and do you have any sort of thoughts on one that could probably be introduced to market?

Thomas Joyce	A

Sure. We are very familiar with the HoneyComb investment. We’re still looking at the details around the road map and the timing of that, so I can’t be specific until we get a little bit closer to some of the development milestones. But I think that investment in terms of multiplexing is going to be but one more important differentiator as we look at how the overall architecture of Cepheid can scale and, I would add, compete with some of the other smaller players whose focus in large part is on multiplexing. So, I think that’s going to be an important investment over time.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Derik De Bruin	Q

Great. Thank you.

Thomas Joyce	A

Thanks, Derik.

Operator: We’ll go next to Brandon Couillard at Jefferies.

Thomas Joyce	A

Hey, Brandon.

Brandon Couillard	Q

Hey. Good morning. Thanks for taking the question. Just a general, can you give us a sense of what you have imbedded in as far as the pricing assumption goes over the next three or five years, and any value – or what value, if any, you can maintain from the NOL base?

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

Yeah. In terms of pricing, we modeled and given the kind of the high unit growth, a modest annual price decline, call that kind of circa 1%. We do think this is obviously a very innovative company that hasn’t spent a lot of time thinking about price. That may be an opportunity over time, but that’s not something we’re factoring in right now. Regarding the NOL. It’s a relatively modest NOL. It’ll help a little bit on the free cash flow over the next couple of years, but it’s pretty modest.

Brandon Couillard	Q

Thanks. And just to be clear, is Cepheid’s account base which accounted for about 7% or 7 points of margins, to what extent is that included in the $100 million of cost synergies?

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

That we would not...

Brandon Couillard	Q

There’s about $40 million this year.

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Danaher Corp. (DHR) Acquisition of Cepheid by Danaher Corp. Call	Raw Transcript 06-Sep-2016

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

We wouldn’t consider that a real cost synergy.

Brandon Couillard	Q

Got you.

Daniel L. Comas	A
Chief Financial Officer & Executive Vice President, Danaher Corp.

Obviously, they would have a higher different Black-Scholes value because of volatility. So, it might be a somewhat different number under Danaher, but we would not call that out as a synergy.

Brandon Couillard	Q

Okay. Thanks.

Operator: That concludes today’s question-and-answer session. Mr. Gugino, at this time, I would like to turn the conference back to you for any closing remarks.

Matthew E. Gugino

Vice President-Investor Relations, Danaher Corp.

Thanks, everyone, for joining us. We’re around all day for questions.

Operator: That concludes today’s conference. Thank you for your participation. You may now disconnect.

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FORWARD-LOOKING STATEMENTS

Statements in this communication that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the U.S. federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, risks and uncertainties related to: general economic conditions and conditions affecting the industries in which Danaher and Cepheid operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the merger agreement conditions and consummate the transaction on the anticipated timetable or at all; Danaher’s ability to successfully integrate Cepheid’s operations and employees with Danaher’s existing business; the ability to realize anticipated growth, synergies and cost savings; and Cepheid’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2016. These forward-looking statements speak only as of the date of this communication and, except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

With respect to the forward-looking information presented on a non-GAAP basis, the Company is unable to provide a quantitative reconciliation to GAAP because the items that would be reconciled are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as future gains or losses on the sale of marketable securities, acquisition or divestiture-related gains or charges and discrete tax items.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Cepheid intends to file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed transaction, the definitive version of which will be sent or provided to Cepheid stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov and at Cepheid’s website at www.cepheid.com.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Danaher, Cepheid and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cepheid investors and security holders in connection with the proposed transaction. Information about Danaher’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement.

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